Exhibit 99.1

Advent Software Announces Expanded Executive Leadership

•                  Company Names Peter Hess as President

•                  Founder Stephanie DiMarco Will Continue to Serve as Chief Executive Officer (CEO)

SAN FRANCISCO – December 4, 2008 – Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services for the investment management industry, today announced that the Company is expanding its executive leadership by promoting Peter Hess to the position of President of the Company, effective immediately.  Advent’s CEO and Founder, Stephanie DiMarco, will continue to lead the Company as CEO.

“The elevation of Pete to President marks a natural evolution in Advent’s growth,” said Stephanie DiMarco, Founder, CEO and Chief Financial Officer (CFO) of Advent.  “The Company has nearly doubled in size over the past five years, growing in both scale and complexity, and with this success comes increased organizational demands.  I’m very proud that we have the depth of experience and talent within the Company to support and augment this growth as we continue to build Advent’s future.”

In his new role of President, Mr. Hess is responsible for the worldwide marketing, sales and services for the Company’s Investment Management, Global Accounts, Straight-Through-Processing (STP), Tamale Research Management groups as well as the Company’s international operations.  He will continue to report to Ms. DiMarco.

Mr. Hess has been with Advent since 1994.  He has held a variety of positions at the Company, including, most recently, Executive Vice President and General Manager of Advent’s Investment Management Group, which generates more than half of the Company’s revenue.  Prior to that, Mr. Hess was Executive Vice President and General Manager of the Global Accounts group, which established Advent’s Geneva® platform as the industry-leading solution for the alternative asset industry.

“I am thrilled and honored to have the opportunity to help lead Advent in this new capacity,” said Mr. Hess.  “As our industry evolves, Advent’s continued success is tied to our ability to consistently deliver mission-critical solutions that address our clients’ needs and unique business challenges.  I look forward to working closely with Stephanie as well as our clients, partners and employees as we build on Advent’s continued momentum.”

“Pete has been an integral part of Advent for the last 14 years, handling a wide range of increasing responsibilities including sales, strategy, product marketing, services and support of Advent’s solutions,” continued Ms. DiMarco.  “He brings an in-depth understanding of Advent’s customers and our industry to this position, and I am confident that he will help me continue taking Advent’s operational performance to the next level and deliver even greater value to our customers.”

Ms. DiMarco will continue to serve as Advent’s CEO, setting the strategic vision and direction for the Company as well as managing the general and administrative side of the business.   Additionally, she will continue to hold the position of CFO, a role she had temporarily filled since earlier this year, thus ending the search for an external CFO candidate.  James Cox will continue in the role he assumed in July 2008 as Vice President and Advent’s Principal Accounting Officer, working with Ms. DiMarco to manage the Company’s Finance function.  Additionally, he will join the Company’s executive management team.

“We have a phenomenal internal Finance team, and I have decided to work on building the capabilities of the existing team as opposed to bringing in a CFO from the outside,” added Ms. DiMarco.  “Jim Cox, in particular, has done a fantastic job as Advent’s Principal Accounting Officer since assuming the role earlier this year, and he will be a welcome addition to our executive team.”

Ms. DiMarco concluded, “Advent has always been a company focused on the future, whether it’s anticipating our customers’ needs, understanding the evolving dynamics of our industry, or creating a company that is built to last.  The organizational changes we’re announcing today are further evidence of our commitment to ensuring Advent’s success, both today and well into the future.”

About Advent

Advent Software, Inc. (www.advent.com), a global company, has provided trusted solutions to the world’s leading financial professionals since 1983.  Firms in 60 countries use Advent technology.  Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.  Advent is the only financial services software company to be awarded the Service Capability and Performance certification for being a world-class support organization.  For more information on Advent products visit: http://www.advent.com/about/resources/demos/pr.

Forward-looking Statements

Any forward-looking statements included in this press release involve risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include uncertainty in the financial markets and challenges to the Company’s operating performance, including its ability to generate increased sales of existing products and introduction of new products, and other risks detailed in Advent’s most recent filings with the Securities and Exchange Commission, including, but not limited to, its quarterly reports on Form 10-Q and its annual report on Form 10-K, copies of which may be obtained by contacting Advent Software at (415) 645-1787 or by visiting Advent’s Investor Relations Web site at www.advent.com.

The Advent logo, Advent Software and Geneva are registered trademarks of Advent Software, Inc.  All other company names or marks mentioned herein are those of their respective owners.

Media Contact:

Jessica Miller

Advent Software, Inc.

(415) 645-1668

jmiller@advent.com